EXHIBIT 99.1

Epic Bancorp

851 Irwin Street
San Rafael, CA 94901
(415) 460-2760

For Immediate Release April 1, 2005

Contact:	Kit M. Cole Chairman/CEO 415-526-6400

Epic Bancorp Announces New Director Appointment

San Rafael, CA—April 1, 2005 — The Board of Directors of Epic Bancorp (“the Company”) (NASDAQ:EPIK), announces the appointment of H. Robert Heller, Ph.D, age 65, to the position of Director of Epic Bancorp and its wholly owned subsidiary, Epic Wealth Management, in March 2005.

“We are delighted have to such a highly regarded, knowledgeable and nationally known economist as Dr. Heller, join the Company and look forward to having his valuable input and insight about the governance and expansion of the Company,” commented Kit Cole, the CEO/Chairman of the Board of Epic Bancorp.

Dr. Heller obtained his Ph.D. in economics from the University of California at Berkeley in 1965. He was a professor of economics at UCLA prior to becoming Chief of Financial Studies Division of the International Monetary Fund in Washington, D.C. in 1974. In 1978 Dr. Heller became Senior Vice President and Director of International Economic Research at Bank of America in San Francisco. In 1986 Dr. Heller was appointed by President Reagan to the Board of Governors of the Federal Reserve System. Returning to the private sector in 1989, Dr. Heller joined VISA and subsequently was elected as President and CEO of VISA USA. Dr. Heller has served as a Director of the Fair Isaac Corporation and currently is a member of the Board of Directors of the Haydrian Corporation, Sonic Automotive, Inc. and the Eton Corporation. Dr. Heller has published seven books and over 100 articles on economics, finance and business. He is also an active civic leader in Marin County, where he serves on the Board of Directors of the Romberg Center of California State University and as Vice Chairman of the Board of Directors of Marin General Hospital.

About Tamalpais Bank in the Community

From its inception in 1991, Tamalpais Bank has made its commitment to the Marin County community a priority, establishing and continuing to underwrite the annual Heart of Marin program, recognizing outstanding contributions to the Marin non-profit community through its Community Outreach Program.

About Epic Bancorp

Epic Bancorp, based in San Rafael, CA, is the holding company of Tamalpais Bank, which operates five full-service branches in Marin County, with a sixth expected to open in Corte Madera in summer 2005. The Company had $426 million in assets and $275 million in deposits for the period ended December 31, 2004. Shares of the Company’s common stock are traded on the NASDAQ Small Cap Market System under the symbol EPIK. For additional information, please contact Ms. Cole at (415)-526-6400.

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of Epic Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality and certain operating efficiencies resulting from the operations of Tamalpais Bank. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; and (4) legislation or regulatory requirements or changes adversely affect the business in which the combined organization will be engaged;(5) other risks detailed in the Epic Bancorp filings with the Securities and Exchange Commission. When relying on forward-looking statements to make decisions with respect to Epic Bancorp, investors and others are cautioned to consider these and other risks and uncertainties. Epic Bancorp disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.